Electronic Articles of Organization
For
Florida Limited Liability Company

Article I
The name of the Limited Liability Company is:
TUSCAN GARDENS SECURED INCOME FUND LLC

Article II
The street address of the principal office of the Limited *
Liability Company is:
189 S ORANGE AVE STE 1650
ORLANDO, FL 32801


The mailing address of the Limited Liability Company is:
189 S ORANGE AVE STE 1650
ORLANDO, FL 32801

Article III
The name and Florida street address of the registered agent * is:
LAURENCE J. PINO, PA
189 S ORANGE AVE STE 1650
ORLANDO, FL 32801


Having been named as registered agent and to accept service *
of process for the above stated limited liability company *
at the place designated in this certificate, I hereby accept * the appointment as registered agent and agree to act in this * capacity. I further agree to comply with the provisions of *
all statutes relating to the proper and complete performance *
of my duties, and I am familiar with and accept the obligations * of my position as registered agent.
Registered Agent Signature:	LAURENCE J. PINO, ESQ.

Article IV
The name and address of person(s) authorized to manage LLC:
Title:	MGR
TUSCAN GARDENS SECURED INCOME FUND MANAGER LLC
189 S ORANGE AVE STE 1650 ORLANDO, FL 32801

Signature of member or an authorized representative
Electronic Signatnre: LAURENCE J. PINO, ESQ.


L15000100711 FILED 8:00AM June 09, 2015
Sec. Of State
jdharris


I am the member or authorized representative submitting these * Articles of Organization and affirm that the facts stated herein * are true. I am aware that false information submitted in a document * to the Department of State constitutes a third degree felony as * provided for in s.817.155, F.S. I understand the requirement to file * an annual report between January 1st and May 1st in the calendar year * following formation of the LLC and every year thereafter to maintain * "active" status.